SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AGL RESOURCES INC.

(Exact name of Registrant as specified in its charter)

Georgia (State of incorporation or organization)	58-2210952 (I.R.S. Employer Identification No.)

817 West Peachtree Street, N.W., Suite 1000

Atlanta, Georgia 30308

(Address and Zip Code of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. X_

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ___

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered Preferred Share Purchase Rights	Name of Each Exchange on Which Each Class is to be Registered New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

(None)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

On June 5, 2002, the Registrant and Equiserve Trust Company, N.A., as Rights Agent, entered into the Second Amendment to the Registrant's Rights Agreement dated as of March 6, 1996 (the "Second Amendment") which amended the terms of the preferred share purchase rights previously described in the Registrant's Registration on Form 8-A filed on March 6, 1996. The Second Amendment provides that American Century Investment Management, Inc. ("American Century"), on the one hand, and collectively, J.P. Morgan Chase & Co., JP Morgan Investment Management, Inc, JP Morgan Fleming Asset Mgt. (USA), Inc., Robert Fleming Inc. and JP Morgan Chase Bank (the "J.P. Morgan Entities"), on the other hand, will not be considered "Affiliates" or "Associates" (as defined in the Rights Plan) of one another under the Rights Plan and, consequently, that the beneficial ownership of shares of the Registrant's common stock by American Century, on the one hand, and the J.P. Morgan Entities, on the other hand, would not be aggregated under the Rights Plan.

ITEM 2. EXHIBITS
Exhibit Number	Description of Exhibit
1	Second Amendment to Rights Agreement dated as of June 5, 2002 between AGL Resources Inc., a Georgia corporation, and EquiServe Trust Company, N.A., a national banking association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: June 5, 2002	/s/ Richard T. O'Brien
Executive Vice President and
Chief Financial Officer